Exhibit 10.39

                         EXECUTIVE EMPLOYMENT AGREEMENT
                         ------------------------------

     AGREEMENT, dated as of November 10, 1999, and effective as of October 27, 1999, between Interactive Magic, Inc., a North Carolina corporation (the "Company"), and Mike Pearce (the "Employee").

     WHEREAS, the Company desires to obtain the services of the Employee, and the Employee desires to provide such services to the Company, on the terms set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.  Employment and Duties.

         (a) The Company hereby employs the Employee, and the Employee accepts employment, to serve as Chief Executive Officer of the Company and to perform such duties consistent with his position as may reasonably be assigned to him from time to time by the Company's Board of Directors.

         (b) The Employee hereby agrees to perform such duties, to fulfill such responsibilities and to serve the Company faithfully, industriously and to the best of his ability, subject to the direction and control of the Company's Board of Directors, and to devote his best efforts and full working time and attention to performing his duties under this Agreement.

     2.  Term; Termination.

         Except in the case of earlier termination as hereinafter specifically provided in Paragraph 4, this Agreement shall be effective as of October 27, 1999 and the term hereof and the Employee's employment hereunder shall continue until October 27, 2002 (the "Term"). This Agreement shall be automatically extended for successive one year periods thereafter unless either party gives not less than sixty (60) days written notice prior to the end of the initial term or then current renewal term.

     3.  Compensation; Expenses; Benefits.

         The stated annual salary for this position is US $180,000.00. Standard Company health and disability benefits are to be calculated from this basis. At the request and initiative of the Employee, this stated base annual salary shall be reduced to the following, primarily in consideration of the options to purchase common stock described herein:

         (a) As compensation for his services hereunder in whatever capacity rendered, the Company shall pay the Employee an annual salary at a rate of US $1.00 per year. Such
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salary and the Employee's employee benefits provided pursuant to Paragraph 3(c)
hereof shall continue to be paid and provided, regardless of any illness or incapacity of the Employee, until this Agreement is terminated.

         (b) The Employee shall also be entitled to receive such bonuses as the Company's Board of Directors or Compensation Committee may deem appropriate.

         (c) The Employee and the Employee's spouse and children, if any, shall be entitled to participate in all employee benefit plans, at the expense of the Company, generally available from time to time to the senior officers of the Company, so long as such benefits comply with applicable law (including without limitation the Internal Revenue Code and ERISA). In addition, Employee shall be entitled to annual vacation in accordance with Company policy at such times as are mutually convenient to Employee and the Company.

         (d) The Employee shall be entitled to advances or reimbursement for his ordinary and necessary business expenses incurred in the performance of his duties hereunder provided that his claims therefor shall be supported by the documentation required by the Company in accordance with its usual practice.

         (e) The Employee shall also be granted options to purchase 800,000 shares of Common Stock of the Company, which options shall vest over a period of 3 years as follows (i) 133,333 immediately upon the date hereof, (ii) 133,333 on the first anniversary of the date hereof, (iii) 266,667 on the second anniversary of the date hereof and (iv) 266,667 on the third anniversary of the date hereof. The exercise price of the options will be $1.09 per share, as represented by the closing price on October 27, 1999, the date that this and all other current employee option allocations were granted. The Employee shall also be entitled to additional stock option grants based upon performance, at the discretion of the Board of Directors or Compensation Committee.

     4. Termination of Employment. If any of the following events occur before the expiration of the Term, Employee's employment with the Company shall terminate upon the occurrence of such event:

         (a) Employee's death, or any illness, disability or other incapacity that renders Employee physically unable regularly to perform his duties hereunder for a period in excess of one hundred twenty (120) consecutive days or more than one hundred eighty (180) days in any consecutive twelve (12) month period.

         (b) Thirty (30) days after (i) the Company gives written notice to Employee of his termination if said termination is without cause.

         (c) At any time, by written notice from the Company to Employee if said termination is for cause. For purposes of this Paragraph 4(c) and Paragraph 4(b), "cause" is defined as (i) the material breach by Employee of any provision of this Agreement (which is not cured within 15 days after written notice to the Employee thereof), (ii) Employee's conviction of a crime constituting a felony or involving moral turpitude, (iii) an act by Employee of material
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dishonesty or fraud in connection with Employee's performance of his duties to the Company, or (iv) the good faith determination by the Company's Board of Directors (after having given the Employee written notice of, and an opportunity to cure, the deficiency within 30 days) that Employee has willfully failed to perform his duties to the Company under this Agreement (other than a failure resulting from the Employee's incapacity due to physical or mental illness) or willfully engaged in conduct which is materially detrimental to the Company, monetarily or otherwise, or has been grossly negligent in the performance of his duties.

     In the event Employee's employment is terminated pursuant to Paragraph
4(c) above, Employee shall not be entitled to any severance benefits from the Company other than those rights accorded him by law. In the event Employee's employment is terminated pursuant to Paragraph 4(a) or (b) above, Employee shall be entitled to immediately vest all stock options previously granted to Employee that would have vested at any time during the calendar year in which such termination occurs; provided, that the exercise period of such options shall be reduced to a period of six months following such termination.

     5. Representations, Warranties and Covenants of Employee. The Employee represents, warrants and convenants to and with the Company that (a) he is not and will not become a party to any agreement, contract or understanding, whether employment or otherwise, and that he is not subject to any order, judgment or decree of any court or governmental agency, which would, in any way, restrict or prohibit him from undertaking or performing his employment in accordance with the terms and conditions of this Agreement and (b) he is of sufficient physical and mental health to fulfill his duties, obligations and responsiblities under the terms of this Agreement.

     6.  Miscellaneous.

         (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and to be performed therein.

         (b) Notices. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when
(a) delivered by hand (with receipt confirmed), (b) sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such addresses and telecopier numbers as a party may designate as to itself by notice to the other parties):

         If to the Employee:

         Mike Pearce
         213 Rhododendron Drive
         Chapel Hill, NC 27514
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         If to the Company:

         Interactive Magic, Inc.
         P.O. Box 13491
         Research Triangle Park, North Carolina 27709
         Fax No.: (919) 462-3081
         Attention: Chairman of the Board

         with a copy to:

         Wyrick Robbins Yates & Ponton LLP
         4101 Lake Boone Trail, Suite 300
         Raleigh, North Carolina 27607
         Fax No.: (919) 781-4865
         Attention: Kevin Prakke, Esq.

         (c) Entire Agreement Amendment. This Agreement shall supersede all existing agreements between the Employee and the Company relating to the terms of his employment. This Agreement may not be amended except by a written agreement signed by both parties.

         (d) Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         (e) Assignment. Subject to the limitations below, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by the Employee, and shall be assignable by the Company only to any corporation resulting from the reorganization, merger or consolidation of the Company with any other corporation or any corporation to which the Company may sell all or substantially all of its assets.

                                      INTERACTIVE MAGIC, INC.

                                      By: /s/ Mike Pearce
                                         -------------------
                                         Name:
                                         Title:


                                      /s/ Mike Pearce
                                      -------------------
                                      Mike Pearce